Exhibit 10.1

GLOBAL DISTRIBUTION AGREEMENT

THIS GLOBAL DISTRIBUTION AGREEMENT dated as of June 23, 2005, is made by and between Legg Mason, Inc., a Maryland corporation (“Legg Mason”), and Citigroup, Inc., a Delaware corporation (“Citigroup” and together with Legg Mason, the “Parties” and each, a “Party”).

RECITALS:

WHEREAS, Legg Mason, through its Affiliates (as defined below), provides asset management, securities brokerage, investment banking and other related financial products and services;

WHEREAS, Citigroup is a diversified global financial services holding company that through its Affiliates, provides a broad range of financial services and products to consumer and corporate customers, including investment products and distribution services in respect thereof;

WHEREAS, Legg Mason and Citigroup have entered into a Transaction Agreement, dated as of June 23, 2005 (the “Transaction Agreement”), under which Citigroup is selling to Legg Mason substantially all of its global asset management business currently operated as Citigroup Asset Management (“CAM”) and Legg Mason is selling the PC/CM business, including the private client business of Legg Mason (“PC/CM Business”) to Citigroup (the “Transaction”);

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the Transaction;

WHEREAS, existing CAM Products currently have access to the distribution channels of the Citigroup Distributors (as each term is defined below);

WHEREAS, certain existing Legg Mason Products currently have access to the PC/CM Business Channels (as each term is defined below); and

WHEREAS, in connection with the Transaction, the Parties desire to enter into a relationship providing for the distribution by Citigroup Distributors of CAM Products and Legg Mason Products within the United States and internationally pursuant to the terms of this Agreement and for Citigroup’s access to certain Legg Mason Products as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants, agreements and promises contained in this Agreement, the Parties agree as follows:

Section 1. Definitions

(a) For purposes of this Agreement, unless the context requires otherwise, the following terms will have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated under the Act by the SEC.

“Advisers Act” means the Investment Advisers Act of 1940, as amended from time to time, and the rules and regulations promulgated under the Act by the SEC.

“Access to Citigroup Distributors” has the meaning set out in Section 6(a) of this Agreement.

“Access to Legg Mason” has the meaning set out in Section 6(b) of this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that at the time of determination, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this Agreement and the schedules hereto, as amended from time to time.

“Applicable Standards and Practices” means, for Citigroup or Legg Mason or any of their respective Affiliates, the client service and relationship standards, business practices, ethical standards, confidentiality obligations and policies, customer privacy and protection policies and general service quality standards, product-selection standards, reputational considerations, industry standards and requirements of such Person as are generally applied by such Person at the time or on a consistent basis during the period in question.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated pursuant to the Requirements of Law or executive order to be closed.

“CAM” has the meaning set forth in the recitals to this Agreement.

“CAM Products” means all of the investment products offered, sponsored, advised or subadvised by CAM or any of its Controlled Affiliates at any time on or after the date of this Agreement, including any such products acquired by Legg Mason pursuant to or after the Transaction, including any of such investment products as are RICs or other pooled investment vehicles, wrap fee programs (as defined in Rule 204-3 under the Advisers Act) or separately managed accounts.

“Citigroup” has the meaning set out in the preamble to this Agreement.

“Citigroup Distributor” means any Affiliate of Citigroup that at any time during the term hereof distributes investment products, including CAM Products, whether domestically or internationally.

“Commencement Date” means the later of the date of the closing of the Transaction or the first day on which Conversion of all of the Legg Mason Exclusive Equity Products has occurred.

“Confidential Information” means all confidential, proprietary or non-public information disclosed by either Party, its Affiliates and their respective representatives to the other Party, its Affiliates and their respective representatives; provided, however, that this term shall not include any information independently developed or obtained by the receiving Party or its Affiliates without violating any obligation under this Agreement, so long as such information was not obtained from a third party where the receiving Party knew or should have known that such information was misappropriated or otherwise wrongfully obtained.

“Control” (including its correlative meanings “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise).

“Conversion” for purposes of the definition of Commencement Date means (a) for Legg Mason RICs whose shares are continuously offered, the ability of the Sales Force of the Citigroup Distributors to sell through all of their existing sales programs, including TRAK, (i) Primary Shares and (ii) Class A, Class C, Class FI and Class I shares having substantially the same features and terms as the same class currently utilized by certain of such RICs or, if they do not have such a class, the same class currently utilized by the CAM RICs, in each case through the use of level 3 or level 4 transaction processing functionality of the National Securities Clearing Corporation, (b) for other Legg Mason pooled investment vehicles and 529 plans, the ability of the Sales Force of the Citigroup Distributors to sell interests in such vehicles on substantially the same basis as such Sales Force currently does for CAM Products; and (c) for retail separately managed accounts that are Legg Mason Exclusive Equity Products, if any, the ability of the Sales Force of the Citigroup Distributors to have clients utilize the investment management service of the applicable Legg Mason Affiliate for a separately managed account managed in the same style as each of the Legg Mason Exclusive Equity Products through the various separately managed account programs offered by any of the Citigroup Distributors, including Citigroup Distributor programs such as MDA, FS and CES, including in each of items (a) through (c) above all necessary ancillary management, administrative, reporting and similar software.

“Covered Products” means the Legg Mason Products and the CAM Products.

“Exclusivity Period” means the period during which Citigroup shall have the exclusive right to distribute the Legg Mason Exclusive Equity Products under Section 4(b) of this Agreement.

“Existing Legg Mason Distribution Agreements” means the agreements in effect as of the Commencement Date to which Legg Mason or a Legg Mason Affiliate is a party relating to the distribution of Legg Mason Products existing as of such date.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including the SEC and any SRO within or outside the United States.

“Legg Mason” has the meaning set out in the preamble to this Agreement.

“Legg Mason Equity Funds” means the RICs in the family of RICs known as the Legg Mason Funds for which Legg Mason Capital Management is the investment adviser.

“Legg Mason Exclusive Equity Products” means (i) the Legg Mason Equity Funds and (ii) any other investment products investing primarily in equity securities, a portfolio manager of which at any time during the term hereof is an officer or employee of Legg Mason Capital Management as of the date hereof or who reports directly or indirectly to any such officer or employee.

“Legg Mason Products” means all proprietary investment products offered, sponsored, advised or subadvised by Legg Mason or any of its Affiliates during the term of this Agreement, including any such investment products that are RICs or other pooled investment vehicles, wrap fee programs (as defined in Rule 204-3 under the Advisers Act) and separately managed accounts, including without limitation, after the date of the closing of the Transaction, any CAM Product and Legg Mason Exclusive Equity Product.

“NASD” means the National Association of Securities Dealers, Inc.

“Party” and “Parties” have the meanings set out in the preamble to this Agreement.

“PC/CM Business” has the meaning set out in the recitals to this Agreement.

“PC/CM Business Channel” means the product distribution business of Legg Mason to be acquired by Citigroup in the Transaction, including its private client business.

“Person” means any individual, corporation, business trust, partnership, association, limited liability company, unincorporated organization or similar organization, or any Governmental Authority.

“Qualifying Investments” has the meaning set out in Schedule B to this Agreement.

“Representatives” means directors, officers, employees, agents, advisors and other representatives of a Party.

“Requirement of Law” means, with respect to any Person, any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of (or agreement with) any Governmental Authority (including any memorandum of understanding or similar arrangement with any Governmental Authority), in each case binding on that Person or its property or assets.

“Retail Institutional Accounts” means accounts investing in or constituting a portion of a Covered Product, the beneficial owners of which account are intermediaries acting for the account of or through a product marketed to individuals or vehicles that are not True Institutional Accounts.

“RIC” means an U.S. investment management company registered under the 1940 Act and any class, series or portfolio thereof.

“Sales Force” means, with respect to any Citigroup Distributor, the point of sale representatives and their direct supervisors utilized by such Citigroup Distributor or any of its Affiliates, whose job responsibility includes the distribution of the Covered Products in question or investment products that would generally be viewed as competitive with the applicable Covered Products in the channel in question.

“SEC” means the Securities and Exchange Commission.

“Selling Agreement” has the meaning set out in Section 7 of this Agreement.

“SRO” means the NASD, the National Futures Association, each national securities exchange in the United States and each other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers.

“Transaction” has the meaning set out in the recitals to this Agreement.

“Transaction Agreement” has the meaning set out in the recitals of this Agreement.

“True Institutional Accounts” means accounts investing in or constituting a portion of a Covered Product, the beneficial owners of which account are not (i) individuals, (ii) trusts, partnerships or other vehicles for the account of or owned primarily by individuals or (iii) intermediaries acting for the account of or through a product marketed to individuals or such vehicles; provided, however, that (a) an account (such as a 401(k) plan or similar defined contribution retirement plan or variable insurance subadvisory product, in either case providing access to numerous investment alternatives in addition to Legg Mason Products, interests in which are sold without participation by registered representatives or insurance agents for transactional or asset-based compensation, (b) pooled investment vehicles, interests in which are not marketed in or from the U.S. to individuals and (c) any unregistered investment company exempt from registration under the 1940 Act by Section 3(c)(7) of that Act that is distributed primarily to investors other than those in clauses (i)-(iii) above; provided however that any investor included in clauses (i), (ii) or (iii) above must have a minimum investment of at least $25 million.

Section 2. Representations and Warranties of Citigroup

Citigroup represents to Legg Mason as follows:

(a) Each of Citigroup and each Citigroup Distributor (i) is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization; (ii) has the power and authority, and the legal right, to own its assets and to transact the business in which it is engaged; (iii) is duly qualified to do business and, to the extent applicable, is in good standing under the laws of each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification; and (iv) is in compliance in all material respects with all Requirements of Law.

(b) Each of Citigroup and each Citigroup Distributor has all necessary power and authority to make, execute, deliver and perform this Agreement and each Selling Agreement to which it is or becomes a party and to perform all of the obligations to be performed by it under this Agreement or under such Selling Agreement. The making, execution, delivery and performance by Citigroup and each Citigroup Distributor of this Agreement and each Selling Agreement to which it is or will become a party, and the consummation by Citigroup and such Citigroup Distributor of the transactions contemplated by this Agreement and by such Selling Agreement to which it is or will become a party, have been, or will be, duly and validly authorized by all necessary corporate action on the part of Citigroup and such Citigroup Distributor. Except as shall have been obtained prior to execution thereof, no consent or authorization of, filing with, or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability by or against Citigroup or any Citigroup Distributor of this Agreement and each Selling Agreement, to which it is, or will become, a Party.

(c) This Agreement has been duly and validly executed and delivered by Citigroup, and assuming the due authorization, execution and delivery by Legg Mason, this Agreement constitutes the valid, legal and binding obligation of Citigroup, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Requirement of Law, now or hereafter in effect, affecting the enforcement of rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

(d) Upon execution and delivery, and assuming the due authorization, execution and delivery by Legg Mason or any of its Affiliates, each Selling Agreement will constitute the valid, legal and binding obligation of the respective Citigroup Distributor which is a party thereto, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Requirement of Law now or hereafter in effect, affecting the enforcement of rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

(e) Neither the execution and delivery of this Agreement nor any Selling Agreement by Citigroup or any Citigroup Distributor which is an Affiliate of Citigroup as of the date of this Agreement, respectively, nor the consummation of the transactions contemplated by this Agreement or by any such Selling Agreement, respectively, will (i) violate or conflict with any provision of the articles of incorporation or bylaws or other organizational documents of Citigroup or any such Citigroup Distributor, (ii) violate any of the terms, conditions, or provisions of any Requirement of Law or license to which Citigroup or any such Citigroup Distributor is subject or by which either one or any of their assets are bound, or (iii) violate, breach or constitute a default under any contract to which Citigroup or any such Citigroup Distributor is a party or by which either one or any of their assets is bound.

(f) All CAM Products which are existing as of the date of this Agreement, and which will be existing as of the date of the closing of the Transaction are, and as of the date of the closing of the Transaction will be, offered in compliance with the Applicable Standards and Practice of Citigroup and its Affiliates.

Section 3. Representations and Warranties of Legg Mason

Legg Mason represents to Citigroup as follows:

(a) Legg Mason and each of its Affiliates identified on Schedule A to this Agreement (i) is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization; (ii) has the power and authority, and the legal right, to own its assets and to transact the business in which it is engaged; (iii) is duly qualified to do business and, to the extent applicable, is in good standing under the laws of each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification; and (iv) is in compliance in all material respects with all Requirements of Law.

(b) Legg Mason and each of its Affiliates identified on Schedule A to this Agreement have all necessary power and authority to make, execute, deliver and perform this Agreement and each Selling Agreement, respectively, and to perform all of the obligations to be performed by it under this Agreement or under each such Selling Agreement. The making, execution, delivery and performance by Legg Mason and each such Affiliate of this Agreement and each Selling Agreement, respectively, and the consummation by Legg Mason and each such Affiliate of the transactions contemplated by this Agreement and by each such Selling Agreement, respectively, have been, or will be, duly and validly authorized by all necessary corporate action on the part of Legg Mason and each such Affiliate. Except as shall have been obtained prior to execution thereof, no consent or authorization of, filing with, or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability by or against Legg Mason or any of such Affiliates of this Agreement and each Selling Agreement, respectively, to which it is, or will become, a Party.

(c) This Agreement has been duly and validly executed and delivered by Legg Mason, and assuming the due authorization, execution and delivery by Citigroup, this Agreement constitutes the valid, legal and binding obligation of Legg Mason, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Requirement of Law, now or hereafter in effect, affecting the enforcement of rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

(d) Upon execution and delivery, and assuming the due authorization, execution and delivery by the respective Citigroup Distributor, each Selling Agreement will constitute the valid, legal and binding obligation of the respective Affiliate of Legg Mason which is a party thereto, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Requirement of Law now or hereafter in effect, affecting the enforcement of rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

(e) Neither the execution and delivery of this Agreement nor any Selling Agreement by Legg Mason or any of its Affiliates identified on Schedule A to this Agreement respectively, nor the consummation of the transactions contemplated by this Agreement or by any such Selling Agreement, respectively, will (i) violate or conflict with any provision of the articles of incorporation or bylaws or other organizational documents of Legg Mason or any such Affiliate, (ii) violate any of the terms, conditions, or provisions of any Requirement of Law or license to which Legg Mason or any such Affiliate is subject or by which either one or any of their assets are bound, or (iii) violate, breach or constitute a default under any contract to which Legg Mason or any such Affiliate is a party or by which either one or any of their assets is bound.

(f) All Legg Mason Products which are existing as of the date of this Agreement, and which will be existing as of the date of the closing of the Transaction are and, as of the date of the closing of the Transaction will be, offered in compliance with the Applicable Standards and Practices of Legg Mason and its Affiliates.

Section 4. Product Distribution Arrangements

(a) With respect to any Covered Product, Citigroup shall cause each Citigroup Distributor to provide Legg Mason and its Affiliates (including, after the closing of the Transaction, CAM) substantially the same access to distribution by the applicable Citigroup Distributor or Distributors (i) with respect to an existing CAM Product or a CAM Product introduced after the date hereof and prior to the closing of the Transaction, on at least as favorable a basis as such Citigroup Distributor currently provides with respect to such CAM Product or provides to such new CAM Product on the date of the closing of the Transaction and (ii) with respect to any existing Legg Mason Product or, subject to Section 8(a), any Legg Mason Product or CAM Product introduced after the date of the closing of the Transaction, on at least as favorable a basis as such Citigroup Distributor that distributes CAM Products and Legg Mason Products provides to other investment products that would be generally viewed as competitive with the applicable Legg Mason Product or new CAM Product in the channel in question; provided that access for any of the foregoing products to distribution by such Citigroup Distributor shall be subject to the Applicable Standards and Practices of the applicable Citigroup Distributor with respect to investment products distributed by such Citigroup Distributor, and provided, further, that where multiple compensation programs are utilized for similar or competitive products in a channel, the foregoing standard shall have been complied with if Legg

Mason is permitted to determine which program it wishes to utilize. After the date hereof and prior to the closing of the Transaction, Citigroup agrees that it will not reduce the level of access that any of the existing CAM Products have to distribution by Citigroup Distributors. With respect to any Citigroup Distributor that does not at the time in question distribute Covered Products, Citigroup will, upon the request of Legg Mason, use all commercially reasonable efforts to obtain distribution of Covered Products by such Citigroup Distributor on the same terms as provided by clauses (i) and (ii) above.

(b) The Citigroup Distributors shall have the exclusive right to distribute the Legg Mason Exclusive Equity Products for three years from the Commencement Date so long as:

(i)	The Citigroup Distributors use commercially reasonable efforts within the framework of applicable Requirements of Law and Applicable Standards and Practices to distribute the Legg Mason Exclusive Equity Products; and

(ii)	The Citigroup Distributors’ efforts within the framework of applicable Requirements of Law and Applicable Standards and Practices produce investment flows into the Legg Mason Exclusive Equity Products that are consistent with the reasonable expectations of Legg Mason.

The obligations under each of (i) and (ii) of this Section 4(b) are to be evaluated in light of conditions over the period in question, including but not limited to general economic conditions, general interest rates, equity market performance, mutual fund industry flows, consumer sentiment and the availability and investment performance of the Legg Mason Exclusive Equity Products.

(iii)	Although there is no obligation to reach any set selling goal, the Citigroup Distributors shall have satisfied the obligations under clause (i) above and the reasonable expectations of Legg Mason under clause (ii) above if the relevant amounts set out on Schedule B of this Agreement have been met.

(iv)

If the parties disagree whether the Citigroup Distributors have satisfied the obligations under clause (i) above and the reasonable expectations of Legg Mason under clause (ii) above, and such disagreement has not been resolved to the mutual satisfaction of the Parties within a period of ten Business Days after notice of such disagreement has been sent from one Party to the other, such disagreement shall be presented within four additional Business Days for binding resolution to an independent third party, who shall inform the Parties within ten Business Days after such referral as to whether the Citigroup Distributors have satisfied such obligations and expectations, and, if not, the amount that would satisfy such reasonable expectations if they were using commercially reasonable efforts. In the event that such independent third party determines that the Citigroup Distributors has not satisfied such obligations and expectations, Citigroup shall have the right to take steps within the following ten Business Days to address the shortfall or, if less, the relevant amount on

Schedule B. Such independent third party shall be identified by the Parties prior to the closing date.

(c) Notwithstanding the foregoing, Legg Mason may permit any Legg Mason Exclusive Equity Products to be distributed (i) through the Existing Legg Mason Distribution Agreements, (ii) to True Institutional Accounts, (iii) with the consent of Citigroup (which consent shall not be unreasonably withheld, it being understood that a meaningful adverse effect on the retention of “persons associated with a broker or dealer” (as defined in the Exchange Act) shall be deemed to be a reasonable withholding of such consent) to Retail Institutional Accounts; and (iv) subject to Section 6.18(b)(ii) of the Transaction Agreement, through Legg Mason’s Fund Investors Services unit; provided that during the Exclusivity Period neither Legg Mason nor its Affiliates will enter into any selling agreements (other than renewals of Existing Legg Mason Distribution Agreements on substantially the same terms and conditions, including, parties, covered products and limitations) to offer, or allow the distribution of, any Legg Mason Exclusive Equity Product with any wirehouse or regional brokers during the Exclusivity Period, subject to any Requirement of Law.

(d) Citigroup will cause any Citigroup Distributor that enters into a Selling Agreement with respect to a Covered Product pursuant to Section 7 of this Agreement to not provide to its Sales Force for the sale of investment products that are not Covered Products and that would be generally viewed as competitive with the applicable Covered Products in the channel in question any compensation or economic inducement or benefit that is more favorable than that provided to such Sales Force for the sale of such Covered Products in such channel, provided, that this provision is not intended to prohibit a Citigroup Distributor from selling products that provide for different rates of sales load or Rule 12b-1 fees (e.g., Class A shares for different products or funds that have different sales load structures). For the avoidance of doubt, as an example of the foregoing, the Parties agree that any more favorable compensation or economic inducement or benefit shall not have occurred if a Covered Product and such competitive investment product that have the same pricing structure, and members of such Sales Force are entitled to varying dollar amounts of compensation as a result of the application of such pricing structure’s breakpoints to different purchase amounts or the application of different payout ratios among the members of such Sales Force in accordance with the predetermined formula for payout ratio to the sales resulting from such purchase amounts.

(e) Notwithstanding the foregoing provisions, in case of a direct or indirect acquisition by Citigroup of the assets or business of another entity engaged in the distribution of investment products that would be generally viewed as competitive with the applicable Covered Products in the channel in question, (i) no such acquisition will limit or restrict any obligation of any Citigroup Distributor other than such acquired business to distribute Covered Products pursuant to the terms of this Agreement or any Selling Agreement, as applicable, and (ii) at the request of Legg Mason, Citigroup shall use all commercially reasonable efforts, subject to each Requirement of Law and any contractual provisions such acquired business is subject to immediately prior to the execution of the related acquisition agreement (provided that such contractual provision was not entered into in connection with, as a part of or in preparation for, such acquisition), to cause such acquired business to provide to Legg Mason and its Affiliates access to distribution by such acquired business on the same basis as set forth in Section 4(a).

(f) In the event that Legg Mason determines to recommend the merger or combination of any CAM Product that is a RIC or other pooled investment vehicle with any Legg Mason Product that is a RIC or other pooled investment vehicle, such merger or combination shall be, subject to applicable fiduciary duties and applicable Requirements of Law, effected in a manner designed to preserve (i) the commercial arrangements set forth herein and in any Selling Agreement related to such vehicle (e.g. commission/share class structure, 12b-1 fee, shareholder servicing or subadministration fee and revenue-sharing) and (ii) the preferential distribution rights that the Citigroup Distributors have pursuant to this Agreement. For the avoidance of doubt, in the event of the merger or combination of any CAM Product with respect to which Legg Mason is required to make revenue sharing payments under this Agreement, into a Legg Mason Product with respect to which Legg Mason is not required to make revenue sharing payments under this Agreement, Legg Mason shall, until the expiration of the Exclusivity Period and subject to applicable fiduciary duties and Requirements of Law, make revenue sharing payments with respect to the net assets of the merged or combined CAM Product immediately prior to such merger or combination at the annualized amount applicable to such CAM Product at the most recent measurement period. Legg Mason will give reasonable prior notice to Citigroup of such determination to enable the Parties to plan for any such merger or combination.

(g) Subject to applicable Requirements of Law, Legg Mason will use all commercially reasonable efforts to cause the Legg Mason Products that are RICs to continue to provide after the date of the closing of the Transaction, to the extent so provided as of the date of the Transaction Agreement, that shares of such Legg Mason Products sold by Citigroup Distributors (including through the PC/CM Business Channel prior to the date of the closing of the Transaction) may not be held in any manner other than in the name of a Citigroup Distributor or its nominee or in the name of the beneficial holder thereof. Subject to applicable Requirements of Law, Legg Mason agrees that the applicable Citigroup Distributors may take appropriate steps to ensure that shares of such Legg Mason Products sold by Citigroup Distributors (including through the PC/CM Business Channel prior to the date of the closing of the Transaction) may not be held in any manner other than in the name of a Citigroup Distributor or its nominee or in the name of the beneficial holder thereof. In addition, subject to applicable Requirements of Law, Legg Mason agrees to maintain disclosure in the prospectus of each Legg Mason Exclusive Equity Product that is a RIC that is substantially similar to the following disclosure that currently appears in each such prospectus: “Fund shares may not be held in, or transferred to, an account with any firm that does not have an agreement with Legg Mason or one of its affiliates.”

Section 5. Product Access Arrangements

(a) During the term of this Agreement, Legg Mason shall permit, and shall cause its Affiliates to permit, each Citigroup Distributor to distribute, and each such Citigroup Distributor shall have the right to distribute, (i) any existing CAM Products, on a basis not less favorable than that on which any Citigroup Distributor currently distributes such CAM Products and (ii) any Legg Mason Exclusive Equity Product, on a basis not less favorable than that on which the Citigroup Distributors generally distribute investment products that would be generally viewed as competitive with such Product in the channel in question, including for this purpose, Primary Shares. For any other Covered Product or range of Covered Products for which a Citigroup Distributor expresses an interest to Legg Mason, upon request of such Citigroup Distributor, Legg Mason will use all commercially reasonable efforts to obtain the approval of any Affiliate of Legg Mason that is required in order to permit each Citigroup Distributor to have the right to distribute such products on the same terms as provided in clause (ii) above.

(b) Notwithstanding the foregoing provisions, in case of a direct or indirect acquisition by Legg Mason of the assets or business of another entity engaged in offering, sponsoring or providing investment advisory or subadvisory services with respect to any investment product, (i) no such acquisition will limit or restrict any obligation of Legg Mason to provide the Citigroup Distributors access to Covered Products other than the Covered Products of such acquired business pursuant to the terms of this Agreement or any Selling Agreement, as applicable, and (ii) at the request of Citigroup, Legg Mason shall use all commercially reasonable efforts, subject to each Requirement of Law and any contractual provisions such acquired business is subject to immediately prior to the execution of the related acquisition agreement, to cause such acquired business to provide the Citigroup Distributors access to distribute the investment products of such acquired business on the same basis as set forth in Section 5(a).

Section 6. Support Access

(a) Citigroup will cause each Citigroup Distributor which is a party to a Selling Agreement from time to time to provide Legg Mason and any of its Affiliates with Access to Citigroup Distributors in connection with the distribution of the Covered Products covered thereby. For purposes of this Agreement, “Access to Citigroup Distributors” means that the personnel of Legg Mason and its Affiliates will be provided at least the same degree of access to and contact and interaction with the Sales Force of the applicable Citigroup Distributor as provided to CAM by the Sales Force of the applicable Citigroup Distributor prior to the date of this Agreement, subject to compliance with the Applicable Standards and Practices of Citigroup and the Citigroup Distributors, including, but not limited to, contact directly, by telephone, through written materials, electronic mail or otherwise for purposes of providing or obtaining information, resources, communications, training and education, including, with respect to Covered Products, information regarding sales of Covered Products, market trends and analysis, product development and similar matters relating to the sale of the Covered Products; provided, that such contact shall, to the extent appropriate, be coordinated with the applicable Citigroup Distributor.

(b) Legg Mason will and will cause each of its Affiliates which is a party to a Selling Agreement from time to time to provide to any Citigroup Distributor which is a party to such Selling Agreement with Access to Legg Mason in connection with the distribution of the Covered Products covered thereby. For purposes of this Agreement, “Access to Legg Mason” means that personnel of each Citigroup Distributor will be provided at least the same degree of access to and contact and interaction with the employees of Legg Mason and its Affiliates as provided by CAM and its controlled Affiliates to personnel of the applicable Citigroup Distributors and by Legg Mason and its Affiliates to the personnel of the PC/CM Business Channel prior to the date of this Agreement, subject to compliance with the Applicable Standards and Practices of Legg Mason and its Affiliates, including, but not limited to, contact directly, by telephone (including access to call center facilities as currently exist), through written materials, electronic mail or otherwise for purposes of providing or obtaining information, resources, communications, training and education, including information regarding investment objectives and strategies, portfolio contents and characteristics, performance, outlook, market commentary, product development and similar matters relating to the management and sale of the Covered Products; provided, that such contact shall, to the extent appropriate, be coordinated with Legg Mason and its Affiliates, as applicable. Legg Mason agrees to use commercially reasonable efforts to support the sales of Legg Mason Products and provide reasonable sales support for Covered Products.

Section 7. Selling Agreements

(a) To effectuate this Agreement, Legg Mason will, or will cause an Affiliate of Legg Mason, and Citigroup will cause one or more of the Citigroup Distributors to enter into effective as of the date of the closing of the Transaction with respect to Covered Products existing as of such date, and from time to time thereafter with respect to all other Covered Products (subject to Section 8 (a)), selling or other necessary and appropriate agreements, which shall, upon Citigroup’s request in regard to Covered Products that are RICs managed by former Affiliates of Citigroup, include or be in furtherance of one or more principal underwriter agreements with such RICs (subject to the requisite approval by the board of directors or trustees of such RICs and all other Requirements of Law (collectively, “Selling Agreements”) that implement the terms and conditions of this Agreement and are otherwise consistent with industry practice, applicable Requirements of Law, Applicable Standards and Practices and the provisions of this Agreement. Subject to applicable Requirements of Law, Legg Mason agrees that after the date hereof and prior to the Commencement Date, it will cooperate with Citigroup’s efforts in seeking such board approval with respect to such Covered Products.

(b) Subject to applicable Requirements of Law, a Citigroup Distributor that enters into a Selling Agreement with respect to a Covered Product will be entitled to receive compensation (including, as applicable, sales load and, if available, fees in accordance with applicable rules and regulations of the SEC and NASD and other Requirements of Law) with respect to the sale of such Covered Product that is not less than the compensation offered to other distributors of such Covered Product in the channel in question (except as provided in Section 7(c) below). Subject to applicable Requirements of Law, following the closing of the Transaction, Legg Mason and its Affiliates shall make revenue sharing payments to the applicable Citigroup Distributor with respect to Covered Products determined on a basis consistent with the revenue sharing arrangements that currently exist with respect to CAM Products between the applicable Citigroup Distributor and CAM, provided that Legg Mason and its Affiliates shall not be required to make revenue sharing payments with respect to assets held in Legg Mason Products on the date of the closing of the Transaction or, in the case of the Legg Mason Exclusive Equity Products, with respect to assets held in such products on the date of termination of the Exclusivity Period. The Parties agree that compensation arrangements under the Selling Agreements will be subject to periodic review in a manner generally consistent with compensation arrangements with respect to investment products that would be generally viewed as competitive with the applicable Covered Products in the channel in question.

(c) Notwithstanding anything in this Agreement (other than Section 4(e)) to the contrary, Legg Mason and its Affiliates shall not be obligated to make any revenue sharing payments in respect of Legg Mason Exclusive Equity Products (other than in accordance with Section 4(e)) for so long as Citigroup has exclusive distribution rights in respect thereof pursuant to Section 4(b).

(d) Legg Mason and Citigroup agree that this Agreement is intended to set out the principal business terms upon which they will enter into Selling Agreements during the term of this Agreement and that nothing in this Agreement creates a Selling Agreement.

(e) In the event that the terms of a Selling Agreement conflict with the terms of this Agreement, the terms of this Agreement will control for purposes of the Selling Agreement.

Section 8. New Products

(a) At any time during the term of this Agreement, subject to the Applicable Standards and Practices (including product committee approval of the applicable Citigroup Distributors for the channels in question) and to Requirements of Law, Legg Mason will have the right, upon notice to Citigroup, to require one or more Citigroup Distributors to provide, and such Citigroup Distributor will provide, distribution services and Access to Citigroup Distributors with respect to any Covered Product introduced after the date of the closing of the Transaction on the same terms as Covered Products pursuant to the terms of this Agreement. In connection with the exercise of such right by Legg Mason, such Citigroup Distributors will enter into in accordance with Section 7 or amend in accordance with Section 18 one or more Selling Agreements. If such new Covered Product is a Legg Mason Exclusive Equity Product and the Citigroup Distributors do not provide distribution of such new Covered Product, Legg Mason and its Affiliates shall not be subject to the limitations of Section 4(b) with respect to distribution of such product in the same channel as it sought distribution by the Citigroup Distributors.

(b) Neither Citigroup nor any Citigroup Distributor may require Legg Mason or any of its Affiliates, and Legg Mason and its Affiliates will not be required to, offer any new Covered Product. In addition, neither Citigroup nor any Citigroup Distributor will have the right to limit Legg Mason or any of its Affiliates from developing or launching any new Covered Products that Legg Mason or any of its Affiliates determine to develop or launch.

Section 9. Branding

Subject to applicable Requirements of Law and existing arrangements, all Covered Products distributed through a Citigroup Distributor under a Selling Agreement will be offered and branded using the trademarks designated by Legg Mason or any of its Affiliates; provided, that no such trademark shall be associated with a Citigroup Distributor or proprietary products of a distribution competitor of the Citigroup Distributors.

Section 10. Other Agreements

(a) Each Party shall be responsible for complying with all applicable Requirements of Law then in effect in carrying out such Party’s obligations under this Agreement.

(b) Each Party will disclose, and will cause its Affiliates to disclose, any information concerning this Agreement and the arrangements contemplated by this Agreement to its customers to the extent required by any Requirement of Law and any applicable obligations to customers.

(c) Prior to the closing of the Transaction, Citigroup will, and will cause, the Citigroup Distributors, upon Legg Mason’s request, to use reasonable best efforts to make available to Legg Mason and its Affiliates any information regarding agreements and arrangements for the distribution of then existing CAM Products.

(d) Prior to the closing of the Transaction, Legg Mason will, and will cause, its Affiliates, upon Citigroup’s request, to use reasonable best efforts to make available to Citigroup and the Citigroup Distributors any information regarding agreements and arrangements for the distribution of then existing Legg Mason Products.

(e) Legg Mason will (i) monitor exchanges from other Covered Products that have exchange privileges with the Legg Mason Exclusive Equity Products, (ii) upon Citigroup’s request, make the results of such monitoring available to Citigroup on a quarterly basis, and (iii) take all reasonably necessary steps, subject to applicable Requirements of Law, to restrict any exchanges that would result in the exchanging investors acquiring Legg Mason Exclusive Equity Products through such exchange privileges in excess of 5% of the aggregate net assets at the time in question of the Legg Mason Exclusive Equity Products.

(f) Legg Mason and Citigroup will establish a committee consisting of senior representatives of Legg Mason and its Affiliates, on the one hand, and Citigroup Distributors on the other hand to coordinate implementation of the distribution and access provisions of Sections 4 through 10 of this Agreement, including facilitation of Conversion. Such committee shall seek to refine the application of the principles and agreements set forth herein, to resolve issues and disputes arising hereunder and to seek ways of working together to enhance the business of each Party. Such committee shall operate by consensus insofar as possible and its determinations shall be implemented by the Parties and their Affiliates only to that extent.

(g) Each of the Parties shall use all commercially reasonable efforts to complete Conversion by the date of the closing of the Transaction.

(h) Subject to applicable Requirements of Law, upon Citigroup’s request, Legg Mason will cooperate with any efforts by Citigroup to seek approval by the board of directors or trustees of those Legg Mason Products that are RICs that one or more Citigroup Distributors identified by Citigroup be appointed to act as an additional principal underwriter of such products.

(i) Legg Mason covenants and agrees that after the date hereof and prior to the Commencement Date, it will not, and will cause each of its Affiliates to not, enter into any agreement relating to the distribution of Legg Mason Exclusive Equity Products, except that Legg Mason and any of its Affiliates may enter into such agreements with respect to True Institutional Accounts and, with the prior consent of Citigroup (which consent shall not be unreasonably withheld, it being understood that a meaningful adverse effect on the retention of “persons associated with a broker or dealer” (as defined in the Exchange Act) shall be deemed to be a reasonable withholding of such consent) enter into any such agreement that is under active consideration as of the date hereof.

Section 11. Confidentiality

(a) Neither Party shall, and each Party shall cause its respective Affiliates and its Affiliates’ personnel (including each of their accountants, legal advisers and other professional advisers) not to, disclose to any other Person or, except to the extent necessary to perform its obligations hereunder or under a Selling Agreement, otherwise use any Confidential Information of the other Party; provided that a Party (or any of its Affiliates) may disclose Confidential Information (i) to the extent required pursuant to the Requirements of Law, in any report, statement, testimony or other submission to any Governmental Authority or (ii) in order to comply with any Requirement of Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to Citigroup or Legg Mason or any of their respective Affiliates, as the case may be, in the course of any litigation, investigation or administrative proceeding; provided, further, that if either Party or its Affiliates is, in the opinion of counsel to such Party, required by Requirements of Law to disclose any Confidential Information, such Party shall (x) to the extent such action would not violate or conflict with Requirements of Law, promptly notify the other Party of such Requirement of Law so that the non-disclosing Party may, at its sole expense, seek an appropriate protective order and/or waive in writing the disclosing Party’s compliance with the provisions of this Agreement and (y) if, in the absence of a protective order or the receipt of a waiver hereunder, such Party or any of its Affiliates is nonetheless, in the opinion of counsel to such Party, compelled to disclose such Confidential Information, such Party, after notice to the non-disclosing Party (unless such notice would violate or conflict with Requirements of Law), may disclose such Confidential Information to the extent so required, in the opinion of counsel, by Requirements of Law. If requested by the other Party, the Party disclosing such information shall (A) exercise commercially reasonable efforts, at the non-disclosing Party’s sole expense, to obtain reliable assurances that the Confidential Information so disclosed will be accorded confidential treatment or (B) cooperate with any attempt by the non-disclosing Party to obtain reliable assurances that the Confidential Information so disclosed will be accorded confidential treatment. Each Party agrees, and shall cause its Affiliates, to protect the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such as each Party uses to protect its own confidential information of a like nature. Neither Party, any of its Affiliates or their respective personnel (including each of its respective Affiliates’ accountants, legal advisers and other professional advisers) shall be liable for the disclosure of Confidential Information as expressly permitted by this subsection (a).

(b) The Parties agree that each Selling Agreement entered into hereunder will include provisions substantially the same as those contained in Section 11(a).

Section 12. Effectiveness; Duration and Termination of this Agreement

(a) This Agreement will become effective as of the date hereof and will have an initial term and remain in full force and in effect until the third anniversary of the Commencement Date; provided, however, that the term of this Agreement will commence on the date of the closing of the Transaction and the provisions of Sections 4, 5 and 6 shall not be effective until the date of the closing of the Transaction. After such initial three year term, this Agreement shall automatically renew for additional one year terms unless notice of termination is provided by either Party not less than 45 days prior to the expiration of the then current one year term.

(b) Notwithstanding the foregoing, (i) the termination of this Agreement will not (A) reduce or curtail the term of any Selling Agreement that extends beyond the end of the term of this Agreement or (B) prejudice or otherwise affect any rights or obligations of any Person existing at the time of such termination under the terms of any Selling Agreement entered into hereunder and (ii) the provisions of Sections 1, 11, 12(b) and 13 through 21 shall survive termination of this Agreement.

Section 13. Relationship Between the Parties

Nothing contained in this Agreement will be deemed to be construed by the Parties or any third party as creating a partnership, an agency relationship or joint venture between the Parties or any of their respective employees, representatives or agents.

Section 14. Assignment

No Party may assign or transfer all or part of its rights and/or obligations under this Agreement without the prior written consent of the other Party and any purported assignment without such consent will be void; provided, that such prior written consent will not be required in the event that Legg Mason or Citigroup sells, transfers, divests or otherwise disposes of all or substantially all of its business to one or more of its Controlled Affiliates. This Agreement shall be binding on the successors and permitted assigns of each Party hereto; provided, that dispositions of assets or entities to unaffiliated third parties representing not more than 20% of assets under management in the case of Legg Mason or 20% of sales force in the case of Citigroup may be made free from the foregoing limitations.

Section 15. Costs and Expenses

Each Party agrees to bear its own costs and other expenses incurred by it in connection with the negotiation, preparation or performance of the obligations set out in this Agreement.

Section 16. Severability

In the event that any of the provisions in this Agreement is determined invalid, void or unenforceable, the provision will be deemed deleted from this Agreement and the remaining provisions of this Agreement will continue in full force and effect.

Section 17. Entire Agreement

This Agreement, the Transaction Agreement and the Selling Agreements represent the entire understanding between the Parties in relation to this Agreement and supersedes all prior discussions and agreements among the Parties with respect to the subject matter of this Agreement.

Section 18. Amendments and Waivers

No amendment to this Agreement will be effective unless it is in writing and signed by each Party. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits of the provision only by a written instrument duly executed and delivered by the Party granting the waiver, but the waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 19. Notices

All notices, requests, demands and other communications required or permitted to be given or made under this Agreement or in connection with this Agreement will be deemed to have been duly given when delivered by hand, courier or overnight delivery service or, if mailed, two (2) Business Days after deposit in the mail and sent certified or registered mail, return receipt requested and with first-class postage prepaid, or in the case of facsimile notice, when sent and transmission is confirmed, and, regardless of method, addressed to the Party at its address or facsimile number set out below (or at such other address or facsimile number as the Party furnishes the other Party in accordance with this Section):

(a)	If to Citigroup:

Citigroup, Inc.

399 Park Avenue

New York, New York

Attn: Andrew Felner

Facsimile: (212) 559-7057

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn: Ralph Arditi

Facsimile: (212) 735-2000

(b)	If to Legg Mason:

Legg Mason, Inc.

100 Light Street

Baltimore, MD 21202

Attn: Thomas Lemke, General Counsel

Facsimile: (410) 454-4607

With a copy to:

Shearman & Sterling LLP

801 Pennsylvania Avenue, NW

Suite 900

Washington, D.C. 20004

Attn: Barry P. Barbash

Facsimile: (202) 508-8100

Section 20. Governing Law

The provisions of this Agreement are to be governed by and construed in accordance with the Laws of the State of New York applicable to the agreements made and to be performed entirely within the State, without regard to the conflicts of laws principles of the State.

Section 21. JURISDICTION

THE PARTIES IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THAT THEY MAY LEGALLY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. This Agreement may be executed by the parties hereto in any number of counterparts, all of which will constitute one and the same instrument.

Citigroup, Inc.

By:	/s/ Robert B. Willumstad
Name: Robert B. Willumstad
Title: President and Chief Operating Officer

Legg Mason, Inc.

By:	/s/ Raymond A. Mason
Name: Raymond A. Mason
Title: President and Chief Executive Officer